Exhibit(a)(1)(G)

Editorial contacts:
Mark Stouse
BMC Software
+1 713-918-2714
mark_stouse@bmc.com
Jen Cadmus
Waggener Edstrom
+1 512-934-8350
jcadmus@waggeneredstrom.com
BMC Software
2101 City West Blvd.
Houston, Texas 77042
United States of America
www.bmc.com
BMC SOFTWARE COMMENCES TENDER OFFER
FOR BLADELOGIC
HOUSTON, March 21, 2008 – BMC Software (NYSE: BMC) today announced that its direct wholly owned subsidiary, Bengal Acquisition Corporation, has commenced its tender offer for all outstanding shares of BladeLogic (NSDQ: BLOG) at a price of $28.00 per share, net to the seller in cash, without interest. The cash tender offer is being made pursuant to an Offer to Purchase, dated March 21, 2008, and in connection with the Agreement and Plan of Merger, dated as of March 17, 2008, by and among BMC, Bengal Acquisition Corporation and BladeLogic, which BMC and BladeLogic publicly announced on March 17, 2008.
Unless the tender offer is extended, the tender offer and any withdrawal rights to which BladeLogic’s stockholders may be entitled will expire at 12:00 midnight, Boston, Massachusetts time, on Thursday, April 17, 2008. There is no financing condition to the tender offer. The tender offer is subject to certain customary conditions set forth in the Offer to Purchase referenced above, including that the number of shares tendered in the offer, together with the shares already owned by BMC and its subsidiaries, represent at least a majority of the shares of BladeLogic, calculated on a fully diluted basis.
Following the acceptance for payment of shares in the tender offer and the completion of the transactions contemplated in the merger agreement, BladeLogic will become a wholly owned subsidiary of BMC. The BladeLogic board of directors has unanimously recommended that BladeLogic stockholders accept the tender offer and tender their shares of BladeLogic common stock in the tender offer.
The complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials to be filed by BMC and Bengal Acquisition Corporation with the Securities and Exchange Commission today. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer is to be filed today with the Securities and Exchange Commission by BladeLogic. Copies of the Offer to Purchase, Letter of Transmittal and other related materials, including the Solicitation/Recommendation Statement, are available free of charge from MacKenzie Partners, Inc., the information agent for the tender offer, at (800) 322-2885 (toll free) or (212) 929-5500 (collect). The Depositary for the tender offer is Computershare Trust Company and the Dealer Manager for the tender offer is Merrill Lynch & Co.
About BMC Software
BMC Software is a leading global provider of enterprise management solutions that empower companies to automate their IT and align it to the needs of the business. Delivering Business Service Management, BMC solutions span enterprise systems, applications, databases and service management.  For the four fiscal quarters ended December 31, 2007, BMC revenue was approximately $1.7 billion. For more information, visit www.bmc.com.

About BladeLogic
BladeLogic is a provider of leading data center automation software with a large installed base of Fortune Global 500 customers, including 21 of the top 100 global companies, 3 of the top 10 aerospace and defense companies, 7 of the top 25 commercial and savings banks, 3 of the top 5 securities companies, 2 of the top 3 entertainment companies, 2 of the top 3 general merchandisers, 7 of the top 12 pharmaceutical companies and 7 of the top 10 telecommunications companies. BladeLogic’s data center automation software solutions enable enterprises, service providers and government organizations to easily browse, provision, configure, patch, audit and remediate physical and virtual servers and applications, allowing customers to achieve reduced data center operating costs, improved service quality and enhanced security and compliance. BladeLogic is headquartered in Lexington, Massachusetts, USA. For more information, please visit www.bladelogic.com.
Legal Statements
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY SHARES OF BLADELOGIC’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO, INCLUDING AN OFFER TO PURCHASE AND OTHER RELATED MATERIALS THAT BENGAL ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF BMC SOFTWARE, INC., INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. ONCE FILED, BLADELOGIC STOCKHOLDERS SHOULD READ THOSE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE

TERMS AND CONDITIONS OF THE OFFER. ONCE FILED, BLADELOGIC STOCKHOLDERS WILL BE ABLE TO OBTAIN THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE OFFER, FREE OF CHARGE AT THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION AT WWW.SEC.GOV, FROM THE INFORMATION AGENT AND DEALER MANAGER NAMED IN THE TENDER OFFER MATERIALS OR FROM BENGAL ACQUISITION CORPORATION.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, actual results could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; and other risks that are described from time to time in BMC’s and BladeLogic’s Securities and Exchange Commission reports, including but not limited to the risks described in BMC’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007 and BladeLogic’s Quarterly

Report on Form 10-Q for the fiscal quarter ended December 31, 2007. BMC assumes no obligation and does not intend to update these forward-looking statements.
BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software, Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries.  All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries.  All other trademarks or registered trademarks are the property of their respective owners. © Copyright 2008 BMC Software, Inc.
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